Exhibit 9

Gerhard J. Neumaier Testamentary Trust Under Article Fourth B

284 Mill Road

East Aurora, NY 14052

May 29, 2015

Mill Road Capital II, L.P.

382 Greenwich Avenue

Suite One

Greenwich, CT 06830

Re:	Letter Agreement – Ecology and Environment Inc.

Ladies and Gentlemen:

This letter agreement acknowledges and confirms that Mill Road Capital II, L.P., a Delaware limited partnership (the “Buyer”), has undertaken significant efforts in connection with the sale by the undersigned (the “Seller”) to Buyer of 35,081 shares (the “Class A Shares”) of Class A Common Stock, par value $0.01 per share of Ecology and Environment Inc., a New York corporation (the “Company”), including the preparation and negotiation of the Stock Purchase Agreement by and between the Seller and the Buyer executed immediately prior hereto (the “Purchase Agreement”) and related due diligence. These efforts have been undertaken by the Buyer (i) in light of the Buyer’s expectation that, if there were to be a purchase of the Company on or before the third anniversary of the Closing, the Buyer (or an affiliate of the Buyer) would be the purchaser of the Company, and (ii) notwithstanding the fact that (a) the Seller is bound by certain obligations, including a right of first refusal, set forth in the Stockholders’ Agreement dated as of May 12, 1970 among Gerhard J. Neumaier, Frank B. Silvestro, Ronald L. Frank and Gerald A. Strobel (including their executors, administrators, personal representatives, heirs and assigns), as amended by Amendment No. 1 to Stockholders’ Agreement dated as of January 24, 2011 (as so amended, the “Stockholders’ Agreement”) and (b) as a result of the Stockholders’ Agreement and the potential exercise of such right of first refusal, the Buyer may be deprived of its right to purchase some or all of the Class A Shares as contemplated by the Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

Given the significant commitment of resources by the Buyer in connection with the Buyer’s acquisition of Class A Shares from the Seller and the related risks to the Buyer described above, the Seller agrees that, if (i) either (A) the Closing occurs with respect to any of the Class A Shares or (B) the number of Class A Shares available for sale to the Buyer pursuant to the Purchase Agreement is reduced to zero (0) pursuant to Section 1(f) of the Purchase Agreement and (ii) a Transaction in which the Acquiror is not the MRC Buyer (as defined below) is consummated on or before the third anniversary of the Closing, the Seller shall pay to the Buyer, by wire transfer of immediately available funds no later than ten (10) business days after the consummation of such Transaction, an amount (the “Termination Fee”) equal to the product of (a) the total number of Class A Shares and (b) the Make-Whole Amount (each such amount to be appropriately adjusted for any Stock Adjustment).

Mill Road Capital II, L.P.

May 29, 2015

For purposes of this letter agreement, “MRC Buyer” means Mill Road Capital Management LLC, a Delaware limited liability company (“MRC,” which term shall include its successors and assigns), and/or any one or more persons or entities who are controlled by MRC or whose investments are managed primarily by MRC.

The Seller hereby makes to the Buyer the representations and warranties set forth in Sections 5(a), 5(b), 5(d), 5(e), 5(i) and 5(j) of the Purchase Agreement to the same extent as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this letter agreement).

The Buyer hereby makes to the Seller the representations and warranties set forth in Section 6 of the Purchase Agreement to the same extent as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this letter agreement).

Sections 7, 8 and 11 through 20 of the Purchase Agreement are incorporated herein by reference and shall be given effect as if they were included herein (except that all references therein to the Purchase Agreement shall be deemed to be references to this agreement).

*** Remainder of Page Intentionally Left Blank ***

Mill Road Capital II, L.P.

May 29, 2015

Sincerely,

Gerhard J. Neumaier Testamentary Trust Under Article Fourth B

By:	/s/ Ellen E. Neumaier
Ellen E. Neumaier, Trustee

By:	/s/ Kevin S. Neumaier
Kevin S. Neumaier, Trustee

By:	/s/ Kirsten L. Shelly
Kirsten L. Shelly, Trustee

Accepted and agreed:

Mill Road Capital II, L.P.

By:	Mill Road Capital II GP LLC,
its general partner

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Managing Director